Exhibit 99.(g)(2)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of March 5, 2025 by and among FT Vest Annual Hedged Equity and Income Fund: Series B1, a Delaware statutory trust (the “Fund”), First Trust Capital Management L.P., a Delaware limited partnership (the “Advisor”), and Vest Financial LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Advisor has entered into an investment management agreement (the “Investment Management Agreement”) dated March 5, 2025 with the Fund, an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees (each Board member individually a “Trustee” and together the “Trustees”) of the Fund and the Advisor desire to retain the Sub-Advisor to render investment advisory and other services to the Fund, in the manner and on the terms hereinafter set forth;

WHEREAS, the Advisor has the authority under the Investment Management Agreement with the Fund to retain sub-advisers; and

WHEREAS, the Sub-Advisor is willing to furnish such services to the Advisor and the Fund;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and for good and valuable consideration, the adequacy and sufficiency of which hereby is acknowledged, the Fund, the Advisor and the Sub-Advisor hereby agree as follows:

SECTION 1.         Appointment of the Sub-Advisor.

(a)           The Advisor hereby appoints the Sub-Advisor to act as an investment sub-adviser for the Fund, subject to the supervision and oversight of the Advisor and the Trustees of the Fund, and in accordance with the terms and conditions of this Agreement. The Sub-Advisor will be an independent contractor and will have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor except as expressly authorized in this Agreement or another writing by the Fund, the Advisor and the Sub-Advisor.

(b)           The Sub-Advisor accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

(c)           As an investment adviser to the Fund, the Sub-Advisor will be involved with all aspects of the Fund’s investment program including, without limitation, asset allocation and portfolio construction.

(d)           As part of the services it will provide hereunder, the Sub-Advisor will:

(i)            formulate and implement a continuous investment program for the Fund as outlined in any prospectus, offering memorandum, or statement of additional information contained in the Fund’s registration statement on Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as each may be amended, modified or otherwise supplemented from time to time (collectively, the “Registration Statement”);

(ii)           take whatever steps are necessary to implement the investment program for the Fund;

(iii)          keep the Trustees of the Fund and the Advisor fully informed in writing on an ongoing basis as agreed by the Advisor and the Sub-Advisor as to (1) all material facts concerning the investment and reinvestment of the assets in the Fund and (2) the Sub-Advisor and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Advisor or the Trustees of the Fund; and attend meetings with the Advisor and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iv)          provide assistance in determining the fair value of all securities and other investments/assets in the Fund (with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with the Advisor and/or Fund); and

(v)           cooperate with and provide reasonable assistance to the Advisor, the Fund’s administrator, the Fund’s custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Advisor; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Advisor; provide prompt responses to reasonable requests made by such persons; and maintain any appropriate interfaces with each such person so as to promote the efficient exchange of information.

(e)           In furnishing services hereunder, the Sub-Advisor shall be subject to, and shall perform in accordance with, the following: (i) the Fund’s Agreement and Declaration of Trust and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (ii) the currently effective Registration Statement; (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund and the rules and regulations promulgated by the SEC thereunder, and the rules of any United States or foreign securities, commodities, futures, options or other financial product exchange, transaction execution facility or other financial market system (and its clearing house, if any) through which trades for the Fund are conducted) (collectively, “Applicable Law”); (iv) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board of Trustees of the Fund; and (v) the written instructions of the Advisor. Prior to the commencement of the Sub-Advisor’s services hereunder, the Advisor shall provide the Sub-Advisor with current copies of any Governing Documents, Registration Statement, compliance manual and other relevant policies and procedures that are adopted by the Board of Trustees of the Fund. The Advisor undertakes to provide the Sub-Advisor with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

(f)           The Sub-Advisor shall discharge its services with respect to the Fund hereunder (i) solely in the best interest of the Fund; and (ii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that the Sub-Advisor would use in advising and/or managing the assets of any other account or entity (including its own proprietary accounts). The Sub-Advisor may delegate to any affiliate of the Sub-Advisor, the provision of all or any portion of the services to be provided by the Sub-Advisor hereunder. In the event that any such delegation is made, the Sub-Advisor shall ensure that its delegates comply with the terms of this Agreement, and the Sub-Advisor acknowledges and agrees that such delegation shall not relieve the Sub-Advisor of any of its obligations under this Agreement and that the Sub-Advisor shall be liable hereunder for the actions of any such delegates to the same extent as if the Sub-Advisor had taken such actions directly.

(g)           The Sub-Advisor shall cooperate with the Advisor in connection with the Sub- Advisor’s provision of services hereunder and make personnel available, in person and by telephone, to answer any questions and provide such other related services as the Advisor may reasonably request.

(h)           The Sub-Advisor shall promptly (but in no event later than the end of the day on which such event is discovered and determined to be material) give notice to the Advisor of any material trading errors, material out-trades, material trade breaks, material trade disputes or of any alleged or real material violations of regulatory or exchange trading rules that relate to the transactions conducted by the Sub-Advisor for the Fund. The foregoing provisions shall in no way be interpreted to limit the Sub-Advisor’s obligations hereunder and/or the standard of care applicable to the Sub-Advisor in connection with its services hereunder.

(i)            The Sub-Advisor agrees that the Fund and the Advisor shall have the right to include in the Registration Statement or similar disclosure document or information materials in connection with the offering of equity interests in the Fund, investor or prospective investor reports, marketing materials and similar materials (collectively, the “Investor Materials”), and the Sub-Advisor shall provide to the Fund and the Advisor, a general description of the Sub-Advisor and its business. The Sub-Advisor shall (i) cooperate with the Fund and the Advisor in preparing any Investor Materials and any documents filed pursuant to Applicable Law; and (ii) provide other information as the Fund and/or the Advisor may reasonably request in connection with any due diligence or other investigation which may be conducted at any time and from time to time. If, after any Investor Materials shall have been used or distributed, the Sub-Advisor becomes aware of any materially untrue or misleading statement of fact or any omission of a material fact contained in any Investor Materials, the Sub-Advisor shall immediately cease distribution of such Investor Materials and notify the Fund and the Advisor and cooperate with the Fund and the Advisor in the preparation of any necessary amendments or supplements to any such Investor Materials.

(j)            The Sub-Advisor shall not use the name, logo or trademark(s) of the Advisor or its affiliates for any purpose without the prior written consent of the Advisor.

SECTION 2.         Operational Duties and Compliance.

(a)           The Sub-Advisor will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

The records relating to the services provided under this Agreement shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to the Sub-Advisor such records and permit the Sub-Advisor to retain such records (either in original or in duplicate form) as the Sub-Advisor shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Fund by the Sub-Advisor free from any claim or retention of rights therein, provided that the Sub-Advisor may retain any such records that are required to be retained by it by law or regulation.

(b)          The Sub-Advisor shall provide the Advisor, promptly upon request by the Advisor, information comparing the performance of the Fund over a specified period of time, provided that the Sub-Advisor shall not be required to disclose the names or identities of any of its other investors or clients. The Advisor and its agents may inspect the records of the Sub-Advisor and all other information relating to the Sub-Advisor’s services under this Agreement or otherwise contemplated herein on the premises of the Sub-Advisor upon reasonable prior written notice and during normal business hours and subject to reasonable assurances of confidentiality.

SECTION 3.         Custody and Brokerage Arrangements.

(a)           All cash, securities and other assets of the Fund shall be held by a prime brokerage firm or other custodian (who shall be identified by the Advisor in writing). The Sub-Advisor is authorized to give instructions to such custodian with respect to all investment decisions regarding the Fund, and the Fund shall provide such written authorization to such custodian, with a copy of such written authorization to the Sub-Advisor, as shall be necessary to carry out the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Sub- Advisor shall at no time have authority under this Agreement to take or otherwise possess any assets of the Fund such that the Sub-Advisor would be deemed to have physical custody or control of such assets, it being intended that sole responsibility for safekeeping such assets shall rest upon the custodian. The Sub-Advisor shall not have any responsibility, liability, duty, or obligation with respect to the acts, omissions or other conduct of the custodian.

(b)          Solely for the purpose of carrying out its duties under this Agreement, the Sub- Advisor shall have full discretion to select such brokers, dealers, and other financial intermediaries (collectively, “Brokers”) to effect the purchase and sale of financial instruments on behalf of the Fund. The Fund and the Advisor will cooperate with the Sub-Advisor in the establishment and maintenance of brokerage accounts with such Brokers as the Sub-Advisor deems advisable to allow for the purchase or sale of financial instruments on behalf of the Fund. The Sub-Advisor is permitted to engage in transactions with Broker(s) that provide it with research or other services and, in recognition of the provision of such research or other services, may pay commissions in excess of the amount of commissions another Broker would have charged, if, in its good faith determination, the amount of the transaction costs is reasonable in relation to the value of the services provided. The Fund and the Advisor acknowledge that the Sub-Advisor may pay commissions at rates in excess of the lowest rates available if it determines that the commissions charged by any Broker are reasonable in light of the value of the brokerage, research and other services received from that Broker including without limitation execution capability, willingness to commit capital, creditworthiness and financial stability and clearance and settlement capability.

SECTION 4.         Proxy Voting and Other Corporation Actions. The Sub-Advisor shall be responsible for voting proxies with respect to any and all assets of the Fund. The Sub-Advisor shall handle all such proxies in accordance with the Sub- Advisor’s written proxy voting policies and procedures (a copy of which has been provided to the Fund and the Advisor). The Sub-Advisor shall also be responsible and have authority to act on behalf of the Fund with respect to any other corporate actions relating to the assets of the Fund, including administrative filings such as proofs of claims or claims in class actions.

SECTION 5.         Independence of the Sub-Advisor. The Sub-Advisor is an independent contractor and, unless otherwise expressly provided herein or authorized in writing by the Advisor pursuant to a separate agreement, none of the Sub-Advisor, its affiliates and its and their respective principals, managers, members, partners, directors, officers, shareholders, employees, agents or other applicable representatives (collectively, the “Sub-Advisor Parties”) shall have any authority to act for or represent the Advisor or the Fund in any way, and shall not otherwise be deemed an agent of the Advisor or the Fund. Without limiting the generality of the foregoing, none of the Sub-Advisor Parties shall (i) make or purport to make any representation or give or make or purport to give or make any warranty to any person that any product or any service provided by the Sub-Advisor has been approved or endorsed by the Fund or the Advisor, in each case, unless authorized to do so by the Advisor in writing. Nothing contained herein shall create or constitute the Sub-Advisor, the Advisor or the Fund as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything herein be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of one another.

SECTION 6.         Compensation and Expenses.

(a)           In consideration of and in compensation for the services to be rendered by the Sub- Advisor hereunder, the Advisor shall pay the Sub-Advisor one-half of the investment management fees it receives from the Fund. The Sub-Advisor agrees to pay one half of all operating expenses of the Fund, excluding the Fund’s initial and ongoing organizational and offering expenses, the investment management fees paid by the Fund to the Advisor, interest expenses, taxes, portfolio transaction-related fees and expenses, costs of borrowing, distribution and service fees payable pursuant to a Rule 12b-1 plan, and litigation and indemnification expenses and any other Extraordinary Expenses not incurred in the ordinary course of the Fund’s business. In the event the Sub-Advisor’s share of such expenses exceeds the amount of one-half of the investment management fee received by the Advisor in any month, the Sub-Advisor agrees to pay the difference to the Advisor. “Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the rights against any person or entity; costs and expenses for indemnification or contribution payable to any person or entity; expenses of a reorganization, restructuring or merger, as applicable; expenses of holding, or soliciting proxies for, a meeting of shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian or transfer agent.

(b)          The Sub-Advisor, at its expense, will furnish: (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for the Sub-Advisor to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Advisor’s duties under this Agreement.

(c)           Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Advisor may, in its discretion and from time to time, waive all or any portion of its sub-advisory fee.

SECTION 7.         Right to Advise Others. Subject to Section 1(d) and the other duties and obligations of the Sub-Advisor under this Agreement, the Sub-Advisor may render advisory, consulting and investment management services to other clients, as well as trade for proprietary accounts, during the term of this Agreement, and the Sub-Advisor shall be free to compete for the same investment opportunities as the Fund or to take positions in financial instruments which are the same as or opposite to the Fund’s positions on behalf of any other account advised, managed or traded by the Sub-Advisor; provided, however, that the rendering of consulting, advisory and investment management services to other accounts and entities will not impair the performance of the Sub-Advisor’s duties and obligations under this Agreement, and the Sub-Advisor will not favor other accounts and/or entities over the Fund on an overall basis.

SECTION 8.         Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Fund and the Sub-Advisor that:

(a)           The Advisor has been duly authorized by the Board of Trustees of the Fund to delegate to the Sub-Advisor the provision of investment services to the Fund as contemplated hereby.

(b)           The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Advisor with a copy of such code of ethics.

(c)           The Advisor is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Advisor by applicable law and regulations.

(d)           The Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Advisor will also promptly notify the Sub-Advisor if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(e)           The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Advisor or any of its Affiliates are a party. It is duly organized, in good standing and validly existing under the laws of its jurisdiction of organization, with full power and authority to enter into and perform its duties and obligations under this Agreement.

(f)           It shall promptly notify the Sub-Advisor of a change of circumstances which would make any of its representations and warranties in this Section 8 inaccurate, misleading, untrue or incomplete.

SECTION 9.         Representations, Warranties and Covenants of the Sub-Advisor. The Sub-Advisor hereby represents, warrants and covenants to the Fund and the Advisor that:

(a)           The Sub-Advisor is currently in material compliance and shall at all times continue to materially comply with the requirement imposed upon the Sub-Advisor by applicable law and regulations.

(b)           The Sub-Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Advisor will also promptly notify the Fund and the Advisor if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(c)           It has all other governmental, regulatory and self-regulatory registrations, licenses and memberships necessary to perform its obligations hereunder, and it will maintain and renew such registrations, licenses and memberships during the term of this Agreement;

(d)          all information provided by the Sub-Advisor to the Fund or the Advisor hereunder is complete, true and accurate in all material respects, and neither such information nor the Investor Materials (but solely with respect to any information therein related to the Sub-Advisor) contains any untrue statement of material fact or omits to state a material fact required or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading; and there are no actions, suits, proceedings, subpoenas, orders or investigations pending or threatened against the Sub-Advisor or any other Sub-Advisor Party, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, or instrumentality, or any other governmental, regulatory or self-regulatory authority or any exchange;

(e)           it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Advisor and the Board or Trustees with a copy of such code of ethics, together with evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, chief compliance officer or a vice-president of the Sub-Advisor shall certify to the Advisor that the Sub-Advisor has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Advisor’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees or its agents to examine the reports required to be made to the Sub-Advisor by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Advisor’s code of ethics.

(f)           It has provided the Fund and the Advisor with a copy of its Form ADV Parts 1 and 2, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Fund and the Advisor at least annually. Such amendments shall reflect all changes in the Sub-Advisor’s organizational structure, professional staff or other significant developments affecting the Sub-Advisor, as required by the Advisers Act.

(g)           It will notify the Fund and the Advisor of any assignment of this Agreement or change of control of the Sub-Advisor, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Advisor, in each case prior to or promptly after, such change. The Sub-Advisor agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

(h)           It will promptly notify the Advisor of any financial condition that is likely to impair the Sub-Advisor’s ability to fulfill its commitment under this Agreement.

(i)           It agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage and, upon the written request of the Advisor, provide evidence of such insurance coverage to the Advisor.

(j)           It and any of their respective covered persons as set forth in Regulation D: (i) are not subject to a disqualifying event as defined in Rule 506 of Regulation D (a “Disqualifying Event”), have obtained a waiver from disqualification or have fully disclosed any Disqualifying Event that occurred prior to the effective date of this Agreement to Adviser or, as necessary, to any potential investor; and (ii) have informed Adviser of any event or proceeding that could, with the passage of time, become a Disqualifying Event; and

(k)           it shall promptly notify the Fund and the Advisor of circumstances which would make any of its representations and warranties made in this Section 9 inaccurate, misleading, untrue or incomplete in any material respect.

SECTION 10.       Liability; Indemnification.

(a)           Except as may otherwise be provided by the Investment Company Act or any other Applicable law, none of the Sub-Advisor Parties shall be liable, responsible or accountable in damages or otherwise to the Fund, the Advisor, or any of their respective affiliates, principals, managers, members, officers, directors, employees, equity holders, agents or other applicable representatives or any of their respective successors, assignees or transferees (collectively, the “Fund and its Related Persons”) or to third parties under this Agreement for any act or omission performed or omitted by such Sub-Advisor Party under this Agreement or otherwise on behalf of the Fund, except when such action or inaction is found to have been the result of such Sub-Advisor Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Advisor’s breach of this Agreement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10(a) shall not be construed so as to relieve (or attempt to relieve) the Sub-Advisor of any liability to the extent that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10(a) to the fullest extent permitted by law.

(b)           Except as may otherwise be provided by the Investment Company Act or any other Applicable law, the Fund shall indemnify, defend and hold harmless each Sub-Advisor Party from and against any and all losses, claims, damages, obligations, penalties, actions, suits, judgments, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, as well as other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding) and amounts paid in settlement of any claims (collectively, “Losses”) suffered or sustained by such Sub-Advisor Party as a result of or in connection with any act or omission by such Sub-Advisor Party under this Agreement or otherwise on behalf of the Fund, and such Losses were not found to have been the result of (i) such Sub-Advisor Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Advisor’s breach of this Agreement or (ii) any untrue statement of a material fact contained in any registration statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Advisor or the Fund by the Sub-Advisor for use therein.

(c)           Except as may otherwise be provided by the Investment Company Act or any other Applicable law, the Sub-Advisor shall indemnify, defend and hold harmless the Fund, the Advisor, and their respective principals, members, partners, shareholders, managers, officers, directors, employees, agents, and other applicable representatives (collectively, the “Fund Parties”) from and against any and all Losses suffered or sustained by Fund Parties as the result of (i) any Sub-Advisor Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Advisor’s breach of this Agreement or (ii) any untrue statement of a material fact contained in any registration statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Advisor that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Advisor or the Fund by the Sub-Advisor for use therein.

(d)          The foregoing provisions for indemnification shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to a party under this Agreement, at law, in equity or otherwise in connection with any breach of this Agreement.

SECTION 11.       Confidentiality.

(a)           The Sub-Advisor on the one hand, and the Fund and the Advisor on the other hand, each acknowledges and agrees that during the course of their association with one another, each party (the “Receiving Party”) may receive and have access to certain information, data, notes, analyses, records, and materials of the other party (the “Disclosing Party”), including, without limitation, all information concerning the Fund, the Fund’s investment strategies, investors, research, systems used for purposes of portfolio evaluation and monitoring, pricing and valuing of financial instruments, each party’s business activities and the terms of this Agreement (collectively, “Confidential Information”). The term “Confidential Information” does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives in violation hereof, (ii) was or becomes available to the Receiving Party on a non- confidential basis prior to its disclosure by the Disclosing Party or its representatives or agents to the Receiving Party or its representatives, (iii) becomes available to the Receiving Party or its representatives on a non-confidential basis from a source other than the Disclosing Party or its representatives or agents, provided that such source is not known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or its representatives or agents or otherwise prohibited from transmitting the information to the Receiving Party or its representatives by a contractual, legal or fiduciary obligation, (iv) is independently developed by the Receiving Party or on its behalf, provided that such development was by the Receiving Party or on the Receiving Party’s behalf without the use of, or any reference to, the Confidential Information, or (v) information provided by the Sub-Advisor pursuant to Section 1(e) hereof. None of the parties hereto shall disclose to third parties or use the other party's Confidential Information other than as permitted herein, absent the prior written consent of the other party; provided, however that either party may disclose any such Confidential Information regarding the other party, without the other party’s consent: (x) to its legal, accounting or other advisors acting in such capacities; (y) in the case of the Fund, to any of the Fund’s existing or potential investors and financing counterparties upon request, provided that any such requesting party is subject to like conditions of confidentiality; and (z) as required by law, order of a court with appropriate jurisdiction, or upon appropriate request during a regulatory examination. For the avoidance of doubt, nothing in this Agreement is intended to impede, prohibit, or in any way restrict a party from reporting potential violations of federal or state securities or commodities laws or regulations (i.e., “whistle blowing”) to, or otherwise communicating directly with or providing information to (including voluntarily), any governmental agency or entity, including, but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission or any agency’s inspector general or staff, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

(b)           Each party acknowledges and agrees that irreparable injury will result to a party if the other party breaches any of the terms of the covenants set forth in this Section 11 (the “Covenants”), and that in the event of the actual or threatened breach of any of the Covenants, the non-breaching party will have no adequate remedy at law. Each party accordingly agrees that in the event of any actual or threatened breach by a party of any of the Covenants, the non-breaching party shall be entitled to seek immediate temporary injunctive and other equitable relief with respect to such actual or threatened breach, without being required to show actual monetary damages or post any bond or other security. The remedies and agreements of indemnity contained herein are not exclusive and shall not limit or restrict any other remedies available to the non- breaching party, including the recovery of damages.

SECTION 12.       [Reserved].

SECTION 13.       Term and Termination.

(a)           This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC, and (ii) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of more than two (2) years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC.

(b)           This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Advisor and the Sub-Advisor, or by the Advisor or Sub-Advisor on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Advisor and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

(c)           The following shall survive the termination of this Agreement: (i) each party’s accrued rights and obligations as of the date of termination and (ii) the provisions of Sections 10, 11, 20, 21 and this Section 13(c).

SECTION 14.       Notices. Whenever notice is required to be given by the provisions of this Agreement, such notice shall, except as otherwise specifically provided herein, be in writing and shall be deemed to have been duly given upon (i) the date such notice is delivered personally to the recipient, (ii) one (1) business day after delivery to the recipient by reputable overnight courier service (charges prepaid), (iii) in the case of email, upon confirmation of receipt, or (iv) five (5) days after the date mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices shall be sent to the following addresses (or such other addresses as may be designated by a party by giving notice in accordance with this Section 14):

To the Sub-Advisor:

Vest Financial, LLC

8350 Broad Street, Suite 240

McLean, VA 22102

Attention: Legal Department

E-mail: legal@vestfin.com

To the Fund:

FT Vest Annual Hedged Equity and Income Fund: Series B1

First Trust Capital Management L.P.

225 West Wacker Drive, 21st Floor

Chicago, Illinois 60606

Attention: Chad Eisenberg

E-mail: ceisenberg@firsttrustcapital.com

To the Advisor:

First Trust Capital Management L.P.

225 West Wacker Drive, 21st Floor

Chicago, Illinois 60606

Attention: Marc D. Bassewitz

E-mail: mbassewitz@firsttrustcapital.com

SECTION 15.       Assignment. Any assignment (as that term is defined in the Investment Company Act) of this Agreement made by the Sub-Advisor shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Advisor except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

SECTION 16.       No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Section 10 (which is intended to be for the benefit of the persons and entities covered thereby, and may be enforceable by such parties).

SECTION 17.       Amendment or Modification. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC.

SECTION 18.       Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, notwithstanding such finding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken or modified as necessary, provided that the intent of this Agreement is maintained.

SECTION 19.       No Waiver. No failure to exercise, and no delay in exercising, on the part of any party, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

SECTION 20.       Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

SECTION 21.       Jurisdiction and Venue.

(a)           Subject to Section 21(b), the parties hereby (i) agree that any and all litigation arising out of this Agreement shall be conducted only in state or federal courts located in the State of Delaware, (ii) agree that such courts shall have the exclusive jurisdiction to hear and decide such matters, (iii) expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (iv) agree that any such action, unless arbitration is compelled pursuant to Section 21(b), shall be tried before a court and not before a jury.

(b)           Notwithstanding anything to the contrary contained in Section 21(a), the parties hereby agree that any and all disputes arising out of this Agreement shall be conducted through final and binding arbitration before JAMS (or its successor) (“JAMS”). The Fund, the Advisor and/or the Sub-Advisor may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other party; provided, however, that either the Fund, the Advisor or the Sub-Advisor may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 21(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any arbitration to be conducted pursuant to this Section 21(b) will be conducted by one neutral arbitrator operating and appointed from the JAMS panel of neutrals in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. In addition, the non-prevailing party in such arbitration shall pay the costs and reasonable attorneys’ fees of the prevailing party. The provisions of this Section 21(b) with respect to the arbitration conducted pursuant to this Section 21(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered. The parties agree that this Section 21(b) has been included to resolve any disputes between them with respect to the matters described herein rapidly and inexpensively, and that this Section 21(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Applicable Law or judicial decision.

(c)           Each party hereby submits to the personal jurisdiction of such courts and/or JAMS arbitration described in Sections 21(a) and 21(b) and waives any objection such party may now or hereafter have to venue or that such courts and/or JAMS arbitration are inconvenient forums.

SECTION 22.       Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

SECTION 23.       Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto with respect to the subject matter herein.

SECTION 24.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

SECTION 25.       Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FT Vest ANNUAL hedged equity AND income Fund: Series B1

By:	/s/ Chad Eisenberg
Name:	Chad Eisenberg
Title:	Treasurer

FIRST TRUST CAPITAL MANAGEMENT L.P.

By:	/s/ Michael Peck
Name:	Michael Peck
Title:	Chief Executive Officer

VEST FINANCIAL LLC

By:	/s/ Karan Sood
Name:	Karan Sood
Title:	Chief Executive Officer